Exhibit 99.1

Fiscal 2015 Fixed Income Release

Denver, Colorado February 15, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed-income borrowing groups for the three months ("Q4") and year ended December 31, 2015 as compared to the results for the same periods in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2015 audited consolidated financial statements for each of our fixed-income borrowing groups prior to the end of March 2016, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of December 31, 2015.

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Delivered 6% Rebased Segment OCF Growth in 2015, with 7% in Q4

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Extending Broadband Speed Leadership with 400 Mbps Bundles

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Completed Reorganization; Focus on Customer Experience in 2016

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Continued Focus on Product Innovation Is Paying Off

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Strongest Full-Year Broadband Subscriber Additions in Eight Years

Virgin Media Reports Preliminary Fiscal 2015 Results

Delivered 6% Rebased Segment OCF Growth in 2015, with 7% in Q4
New Build on Track; Added Over 250,000 Lightning Premises in 2015
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering market-leading ultrafast broadband, video and fixed-line telephony services to 5.6 million cable customers and mobile services to 3.0 million mobile subscribers.

Operating and financial highlights*:

•	U.K. performance in 2015 drove Virgin Media additions of 77,000 customers[1] and 202,500 RGUs[2]

◦	Delivered record customer growth of 99,000 in 2015 and 55,000 in Q4 in the U.K.

◦	Strong U.K. performance assisted by Project Lightning investment

▪	158,000 U.K. internet[3] additions during 2015; (69,000 in Q4, highest since Q1 2010)

▪	Record U.K. fixed-line telephony[4] additions of 94,000 in 2015 (56,000 in Q4)

◦	Customer churn[5] improved year-over-year from 14.9% to 14.3% in Q4, with the U.K. customer churn improving from 14.6% to 14.1%

◦	Added 159,000 postpaid mobile subscribers in 2015 (48,000 in Q4)

•	Pace of Project Lightning build accelerating with over 40% of 2015 new premises delivered in Q4

◦	Overall ARPU and penetration in-line with plan but ahead in infill and new development areas

◦	Expect to expand our U.K. footprint by over 500,000 premises in 2016

•	Speed leadership supporting RGU growth and our recently implemented price rises

◦	Offering consumers ~3x faster broadband speeds than our competitors' national services

▪	Our average customer connects 5 devices and downloads >110 GB of data per month

◦	Launched 300 Mbps for small businesses in the U.K., 4x faster than our competitors' speeds

•	Acquired Irish commercial broadcaster, TV3; appointed new managing director

•	In January 2016, initiated a reorganisation in the U.K. that could result in around 900 redundancies; this will drive efficiency and enable us to reinvest in growth initiatives

•	Rebased[6] revenue growth of 5% for Q4 (£1,190 million) and 4% in 2015 (£4,618 million)

◦	Includes a third consecutive quarter of improved rebased revenue growth in the U.K. of 6% for Q4 and 4% in 2015

•	Rebased Segment OCF[7] growth of 7% in Q4 (£538 million) and 6% in 2015 (£2,069 million)

◦	Includes rebased Segment OCF growth of 8% in Q4 and 7% in 2015 in the U.K.

◦	Segment OCF margin[8] improved 110 basis points to 44.8% in 2015, reaching 45.3% in Q4

•	Operating income of £111 million in Q4 and £378 million for 2015

•	Property and equipment additions[9] as a percentage of revenue increased by 120 basis points to 22% in 2015 due to higher levels of new build, in line with our guidance

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.10 During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganisations of its broadband and wireless communications businesses in Europe, including the intragroup transfer of a controlling interest in UPC Broadband Ireland Ltd. from UPC Holding B.V. to our company. We have accounted for this common control transfer at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods presented.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2015			2014
CABLE	U.K.	Ireland	Combined	U.K.	Ireland	Combined

Footprint
Homes Passed[11]	12,908,500	856,500	13,765,000	12,627,400	854,800	13,482,200
Two-way Homes Passed[12]	12,891,300	772,000	13,663,300	12,598,400	754,900	13,353,300

Subscribers (RGUs)[2]
Basic Video[13]	—	32,100	32,100	—	40,100	40,100
Enhanced Video[14]	3,727,000	311,200	4,038,200	3,760,300	333,200	4,093,500
MMDS[15]	—	22,200	22,200	—	30,200	30,200
Total Video	3,727,000	365,500	4,092,500	3,760,300	403,500	4,163,800
Internet[3]	4,694,900	371,200	5,066,100	4,536,600	363,400	4,900,000
Telephony[4]	4,310,500	358,100	4,668,600	4,216,600	344,300	4,560,900
Total RGUs	12,732,400	1,094,800	13,827,200	12,513,500	1,111,200	13,624,700

Q4 Organic RGU Net Additions (Losses)
Basic Video	—	(1,200)	(1,200)	—	(2,000)	(2,000)
Enhanced Video	900	(7,200)	(6,300)	21,500	(2,600)	18,900
MMDS	—	(1,700)	(1,700)	—	(1,700)	(1,700)
Total Video	900	(10,100)	(9,200)	21,500	(6,300)	15,200
Internet	69,100	(100)	69,000	58,700	4,300	63,000
Telephony	56,400	200	56,600	33,100	8,000	41,100
Total organic RGU net additions (losses)	126,400	(10,000)	116,400	113,300	6,000	119,300

Customer Relationships
Customer Relationships[1]	5,115,200	497,400	5,612,600	5,016,500	519,000	5,535,500
Q4 Customer Relationship net additions (losses)	54,800	(6,200)	48,600	44,200	(3,100)	41,100

RGUs per Customer Relationship	2.49	2.20	2.46	2.49	2.14	2.46
Q4 Monthly ARPU per Customer Relationship[16]	£49.74	€54.37	£48.80	£48.96	€52.97	£48.29

Customer Bundling
Single-Play	16.1%	25.7%	17.0%	16.5%	30.3%	17.8%
Double-Play	18.8%	28.6%	19.7%	17.6%	25.4%	18.3%
Triple-Play	65.1%	45.7%	63.3%	65.9%	44.3%	63.9%

Quad-Play[17]	17.0%	0.7%	15.5%	17.1%	n/a	15.5%

MOBILE

Mobile Subscribers[18]
Postpaid	2,260,600	7,600	2,268,200	2,109,400	—	2,109,400
Prepaid	755,800	—	755,800	943,600	—	943,600
Total Mobile subscribers	3,016,400	7,600	3,024,000	3,053,000	—	3,053,000

Q4 Postpaid net additions	41,700	6,500	48,200	35,900	—	35,900
Q4 Prepaid net losses	(52,600)	—	(52,600)	(42,500)	—	(42,500)
Total organic Mobile net additions (losses)	(10,900)	6,500	(4,400)	(6,600)	—	(6,600)

Q4 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	£12.44	N.M.	£12.42	£13.55	n/a	£13.55
Including interconnect revenue	£14.27	N.M.	£14.26	£15.73	n/a	£15.73

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2015, and 2014.

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2015	2014		2015	2014
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£818.2	£799.0	3.1%	£3,242.8	£3,182.9	2.7%
Mobile	112.8	124.3	(9.3%)	465.0	480.0	(3.1%)
Total subscription revenue	931.0	923.3	1.4%	3,707.8	3,662.9	2.0%
Business revenue	181.1	160.0	13.1%	657.4	617.5	6.4%
Other revenue	77.5	55.4	49.6%	253.2	216.5	33.7%
Total revenue	£1,189.6	£1,138.7	5.3%	£4,618.4	£4,496.9	3.9%
Geographic revenue
U.K.	£1,122.6	£1,069.1	5.7%	£4,359.6	£4,213.9	4.2%
Ireland	£67.0	£69.6	(1.4%)	£258.8	£283.0	(0.6%)
Segment OCF
Segment OCF	£538.4	£507.2	7.1%	£2,069.3	£1,965.3	6.3%
Share-based compensation expense	(6.3)	(6.3)		(35.5)	(33.8)
Related-party fees and allocations, net[20]	(24.6)	(12.4)		(87.6)	(36.6)
Depreciation and amortisation	(393.8)	(386.4)		(1,557.8)	(1,608.1)
Impairment, restructuring and other operating items, net	(2.9)	(0.6)		(10.9)	(12.7)
Operating income	£110.8	£101.5		£377.5	£274.1

Segment OCF as a percentage of revenue	45.3%	44.5%		44.8%	43.7%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	in millions, except % amounts

Customer premises equipment	£65.0	£66.2	£285.7	£319.5
Scalable infrastructure	54.7	49.2	213.7	179.4
Line extensions	53.7	32.8	147.6	104.0
Upgrade/rebuild	19.2	24.0	82.5	103.4
Support capital	79.4	66.1	269.5	209.0
Property and equipment additions	272.0	238.3	999.0	915.3
Assets acquired under capital-related vendor financing arrangements	(110.4)	(86.6)	(380.4)	(220.3)
Assets acquired under capital leases	(2.9)	(0.9)	(16.8)	(28.8)
Changes in liabilities related to capital expenditures	(2.6)	3.0	(21.6)	(15.4)
Total capital expenditures[21]	£156.1	£153.8	£580.2	£650.8

Property and equipment additions as a percentage of revenue	22.9%	20.9%	21.6%	20.4%

Subscriber Statistics

The transformation of Virgin Media continued in 2015. With the launch of Project Lightning, we embarked on the U.K.'s largest, single investment in broadband infrastructure in more than a decade. Our plan is to extend our network by 4 million to 17 million premises in the U.K. by the end of 2019. In 2015, we added over 250,000 premises as part of the project and penetration of these homes is already contributing to improved volume growth in the U.K.

During the year, we added 77,000 customers and 202,500 RGUs in the U.K. and Ireland, with 49,000 customer and 116,000 RGU additions in Q4. Strong customer and RGU trends in the U.K. have been partially offset by attrition in Ireland during 2015. Demand for faster broadband speeds and our TiVo and Horizon TV services remained robust. Our ultrafast speeds of 100 Mbps and higher are now taken by 45% of our 5.1 million broadband customers, up from 31% at the end of 2014. Our aggregate subscriptions to TiVo in the U.K. and Horizon in Ireland, increased by 390,000 in 2015 and 82,000 in Q4, now representing 75.5% of our enhanced video RGUs. Our churn decreased from 14.9% in Q4 2014 to 14.3% in Q4 2015, and our ARPU increased 2% to £48.80 on an FX-neutral22 basis.

In terms of our U.K. performance, we achieved record customer growth of 55,000 in Q4 and 99,000 in 2015, which is 22,000 higher than our organic customer increase in 2014. Our Q4 RGU additions improved by 13,000 year-over-year to 126,000, while our full-year RGU gain of 219,000 was comprised of 158,000 broadband additions, 94,000 telephony additions and TV attrition of 33,000 RGUs. The trend in TV subscriptions was partially impacted by elevated TV churn following our Q3 TV XL price rise, which was implemented to recoup a portion of our investment in BT Sport Europe. TV disconnects returned to more normalised levels in Q4, leading to a sequential improvement in TV RGU growth in line with seasonal trends. Our autumn and winter marketing campaigns centred around our superior broadband speeds and the launch of our Virgin Vivid 200 Mbps service, which, along with the start of our new build programme, have been the key drivers of our improved broadband RGU performance. During Q4, we began offering our customers the ability to opt-in to a speed increase of between 20 Mbps and 50 Mbps on top of their existing speed. This speed enhancement has helped underpin our average 5.4% price increase for U.K. customers, effective February 1, 2016.

Turning to Ireland, we saw significant changes to the competitive dynamics in this market during 2015, highlighted by product launches and deeper promotional discounts from our competitors. To counter these competitive challenges, during Q4, we rebranded our Irish operations to Virgin Media, launched our mobile service and added Replay TV to our Horizon TV service. The new CEO for our Irish operations, who joined in October, has considerable experience in the Irish mobile market, which will help us compete effectively in an increasingly quad-play market. In January 2016, we extended our broadband leadership with the launch of a new top speed of 360 Mbps. We expect these product enhancements to drive stronger growth this year and help support an average 5.7% price increase, which will be effective March 1, 2016.

Moving to our mobile operations, we added 48,000 postpaid subscribers in Q4 and 159,000 in 2015. This growth was driven by the popularity of our SIM-only contracts and the success of our Freestyle23 mobile proposition in the U.K., which offers customers increased flexibility with separate handset and airtime contracts. Our aforementioned Irish mobile launch contributed 8,000 postpaid additions in 2015. Growth in postpaid subscriptions was offset by a continued expected decline in the lower-value prepaid base, resulting in an overall decrease in our mobile base of 4,000 in Q4 and 29,000 in 2015.

We have continued to build momentum in business-to-business and remain focused on leveraging the growth opportunity in the small business market. We launched a 300 Mbps broadband service for small business customers in January 2016 and will extend this to home office workers in March 2016, with our first ever targeted proposition for this customer group.

Financial Summary

On a rebased basis, total revenue increased by 5% to £1,190 million in Q4 and 4% to £4,618 million in 2015, as compared to the corresponding prior-year periods. These increases were primarily attributable to (i) higher cable subscription revenue due primarily to subscriber growth and ARPU per RGU improvements, (ii) the net benefit from higher mobile handset sales pursuant to our Freestyle23 proposition, which was launched in November 2014, and (iii) higher business revenue primarily due to an increase in underlying data volumes, higher amortisation of deferred upfront fees on B2B24 contracts in the U.K. and an £11.5 million increase in voice revenue in the U.K. resulting from a Q4 adjustment to reflect the settlement of disputes with mobile operators over amounts charged for voice traffic, including £10 million related to years prior to 2015.

The introduction of Freestyle in November 2014 (splitting the handset and airtime contracts) has resulted in an increase in "Other revenue" of £28 million for Q4 and £88 million in 2015, and a decline in mobile subscription revenue of £10 million in Q4 and £25 million for the full year. Rebased revenue growth was partially offset by adverse changes in VAT in January 2015 and May 2014 that resulted in lower revenue of £9 million and £51.5 million during Q4 and 2015, respectively.

With respect to the May 2014 VAT change, the U.K. tax authority issued a decision in the fourth quarter of 2015 challenging our application of the prompt payment discount rules prior to the May 1, 2014 change in legislation. We have appealed this decision. As part of the appeal process, we were required to make aggregate payments of £67 million, which included the challenged amount of £64 million and related interest of £3 million. No portion of this potential exposure has been accrued by our company as the likelihood of loss is not considered to be probable.

Our rebased Segment OCF increased by 7% to £538 million in Q4 and 6% to £2,069 million in 2015, as compared to the corresponding prior-year periods. For both periods, the key driver of Segment OCF growth was the aforementioned revenue performance, partially offset by increases in programming and mobile handset costs. The higher programming costs include increased BT Sport costs starting in August 2015. These higher costs were partially offset by the impacts of the synergies and cost-saving measures that we have taken since the June 2013 acquisition of our U.K. business by Liberty Global. As a result, our consolidated Segment OCF margin improved by 110 basis points to 44.8% in 2015, compared with the corresponding prior-year period. Our Q4 Segment OCF margin improved sequentially by 170 basis points as we benefited from a full quarter of the XL TV price rise, which was implemented in September. On a year-over-year basis, our Q4 Segment OCF margin improved by 80 basis points.

Property and equipment additions increased by £34 million or 14% in Q4 to £272 million and by £84 million or 9% in 2015 to £999 million. These increases have been primarily driven by Project Lightning as the build-out component of our network extension was £105 million in 2015. This investment was partially offset by a reduction in customer premises equipment, mainly driven by more efficient redeployment of existing equipment. Property and equipment additions as a percentage of revenue increased slightly to 23% in Q4 and 22% in 2015, compared with 21% and 20%, respectively, for the corresponding prior-year periods. The 2015 results are in line with our guidance of 21% to 23%. For 2016, we expect our property and equipment additions to range between 25% and 27% of revenue and further increases in this range are expected in 2017 and 2018 as Project Lightning continues to ramp up. We expect approximately 30% of our total property and equipment additions during 2016 will be related to our new build programme.

Summary of Third-Party Debt, Vendor Financing, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and sterling equivalent of the carrying value of Virgin Media's consolidated third-party debt, vendor financing, capital lease obligations and cash and cash equivalents as of the dates indicated:

	December 31,		September 30,
	2015		2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facility
Term Loan D (LIBOR + 3.25%) due 2022	£100.0	£99.8	£99.8
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	847.6	847.5
Term Loan F (LIBOR + 2.75%) due 2023	$1,855.0	1,250.2	1,217.1
Revolving Credit Facility (LIBOR + 2.75%) due 2021	£675.0	147.5	110.8
Total Senior Credit Facility		2,345.1	2,275.2

Senior Secured Notes
6.00% GBP Senior Secured Notes due 2021	£990.0	990.0	990.0
5.50% GBP Senior Secured Notes due 2021	£628.4	635.4	635.8
5.375% USD Senior Secured Notes due 2021	$900.0	610.8	594.8
5.25% USD Senior Secured Notes due 2021	$447.9	310.9	303.0
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	288.5	280.9
5.25% USD Senior Secured Notes due 2026	$1,000.0	682.0	664.0
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
6.25% GBP Senior Secured Notes due 2029	£400.0	402.8	402.9
Total Senior Secured Notes		5,132.4	5,083.4

Senior Notes
4.875% USD Senior Notes due 2022	$118.7	81.1	79.0
5.25% USD Senior Notes due 2022	$95.0	64.9	63.2
5.125% GBP Senior Notes due 2022	£44.1	44.4	44.4
6.375% USD Senior Notes due 2023	$530.0	359.7	350.3
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	339.4	330.4
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	339.3	340.0
5.75% USD Senior Notes due 2025	$400.0	271.5	264.3
Total Senior Notes		2,050.3	2,021.6

6.50% USD Convertible Senior Notes due 2016	$54.8	38.1	37.2
Capital Lease Obligations		108.2	120.6
Vendor Financing		513.4	302.0
Total third-party debt and capital lease obligations		10,187.5	9,840.0

Less: cash and cash equivalents		20.2	131.2
Net third-party debt and capital lease obligations[25]		£10,167.3	£9,708.8

Exchange rate (€ to £)		1.3559	1.3532
Exchange rate ($ to £)		1.4734	1.5132

Debt, Capital Lease Obligations and Cash and Cash Equivalents

At December 31, 2015, our fully-swapped third-party debt borrowing cost26 was 5.3% and the average tenor of our third-party debt was almost eight years. Based on the results for Q4 2015, and subject to the completion of our Q4 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualised EBITDA (last two quarters annualised) was 3.52x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.46x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. We had maximum undrawn commitments of £528 million at December 31, 2015. When the December 31, 2015 compliance reporting requirements are completed, we anticipate the full amount of our unused commitments will continue to be available to be drawn.

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Unitymedia Reports Preliminary Fiscal 2015 Results

Extending Broadband Speed Leadership with 400 Mbps Bundles
Adjusted Segment EBITDA Up 8% in 2015, with 11% Growth in Q4
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg. We provide cable television, internet, telephony and mobile services, under our "Unitymedia" brand to 7.1 million customers.

Operating and financial highlights*:

•	Strong focus on the execution of our value strategy delivered 316,000 RGU[2] additions in 2015, including 94,000 in Q4, and 7% monthly ARPU[16] per customer growth during the year

◦	Added 210,000 broadband internet[3] and 164,000 telephony[4] RGUs in 2015, including Q4 additions of 62,000 and 46,000, respectively

◦	Gained 18,000 customer relationships during 2015, with 10,000 additions in Q4 alone

•	Continued to enhance the customer experience by rolling out a software update to Horizon TV boxes in December and adding 14 new apps since Q3 to the Horizon TV platform, including Twitter

◦	Horizon TV subscribers increased by over 200,000 in 2015, with 38,000 added in Q4

•	Blended video and broadband price increases of 2.3% expected to support growth and investments in 2016

◦	Initiated a 3.8% multiple-dwelling unit ("MDU") basic video price increase that will impact 2.7 million video subscribers throughout 2016

◦	Announced a €2.09 or 11% price increase for 2.1 million single-dwelling unit ("SDU") basic video subscribers, effective March 1

◦	In addition, we notified approximately 250,000 broadband subscribers that were not affected by last year's price adjustment of a €2.90 price increase, effective March 1, 2016

•	Launched new 400 Mbps broadband products in over 40% of our footprint in February 2016, which is four times faster than the VDSL vectoring speeds being rolled out by the incumbent

•	Transferred new build project team into a new department that reports directly to the CEO to enhance focus on the goal of increasing our marketable homes by over 200,000 in 2016

•	Revenue grew 4% in Q4 to €554 million and 6% in 2015 to €2,172 million

•	Adjusted Segment EBITDA[27] up 11% in Q4 to €359 million and 8% in 2015 to €1,372 million

◦	Record margins of 64.8% and 63.2% for Q4 and 2015, respectively

•	Net loss of €5 million in Q4 and €26 million in 2015

•	2015 property, equipment and intangible asset additions[9] were 26% of revenue, in-line with our guidance

* The financial figures contained in this release are prepared in accordance with EU-IFRS28. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP10. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2015	2014

Footprint
Homes Passed[11]	12,763,800	12,713,300
Two-way Homes Passed[12]	12,556,500	12,401,900

Subscribers (RGUs)
Basic Video[13]	5,003,800	5,199,100
Enhanced Video[14]	1,497,100	1,358,800
Total Video	6,500,900	6,557,900

Internet[3]	3,106,200	2,896,400
Telephony[4]	2,911,600	2,748,000
Total RGUs	12,518,700	12,202,300

Q4 Organic RGU Net Additions (Losses)
Basic Video	(48,600)	(64,300)
Enhanced Video	34,700	59,400
Total Video	(13,900)	(4,900)

Internet	61,600	78,500
Telephony	46,100	65,200
Total organic RGU net additions	93,800	138,800

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	23.0%	20.7%
Internet as % of Two-way Homes Passed[30]	24.7%	23.4%
Telephony as % of Two-way Homes Passed[30]	23.2%	22.2%

Customer Relationships
Customer Relationships[1]	7,144,700	7,126,800
RGUs per Customer Relationship	1.75	1.71
Q4 Monthly ARPU per Customer Relationship[16]	€23.45	€22.26

Customer Bundling
Single-Play	57.4%	60.0%
Double-Play	10.1%	8.9%
Triple-Play	32.5%	31.1%

Mobile Subscribers[18]
Total Mobile subscribers	355,500	309,800
Q4 organic Mobile net additions	5,800	13,700

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2015, and 2014.

	Three months ended December 31,			Year ended December 31,
	2015	2014	Change	2015	2014	Change
	in millions, except % amounts

Revenue	€554.1	€530.5	4.4%	€2,172.3	€2,052.3	5.8%

Adjusted Segment EBITDA	€359.0	€324.6	10.6%	€1,372.4	€1,271.8	7.9%

Depreciation and amortization	(200.8)	(186.7)		(783.5)	(719.4)
Impairment, restructuring and other operating items, net	(5.6)	1.7		(6.6)	2.8
Share-based compensation expense	(1.5)	(0.9)		(6.2)	(2.8)
Related-party fees and allocations[20]	(39.2)	(25.7)		(142.5)	(105.6)
Earnings before interest and taxes ("EBIT")	111.9	113.0		433.6	446.8

Net financial and other expense	(109.2)	(229.5)		(411.1)	(635.7)
Income tax benefit (expense)	(7.6)	12.2		(48.9)	(1.1)
Net loss	€(4.9)	€(104.3)		€(26.4)	€(190.0)

Adjusted Segment EBITDA as % of revenue	64.8%	61.2%		63.2%	62.0%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	in millions, except % amounts

Customer premises equipment	€22.0	€31.2	€109.3	€109.5
Scalable infrastructure	18.4	23.2	84.8	68.1
Line extensions/new build	12.5	11.6	46.9	43.5
Upgrade/rebuild	38.6	43.4	163.6	143.3
Support capital	6.4	9.2	24.6	27.7
Capitalized subscriber acquisition costs	21.6	20.0	83.9	74.0
Software and licenses	12.1	11.2	52.8	43.7
Property, equipment and intangible asset additions	131.6	149.8	565.9	509.8

Assets acquired under capital-related vendor financing arrangements	(32.4)	(30.2)	(140.8)	(95.2)
Changes in liabilities related to capital expenditures	23.6	(21.9)	14.6	(3.7)
Total capital expenditures[21]	€122.8	€97.7	€439.7	€410.9

Property, equipment and intangible asset additions as a % of revenue	23.8%	28.2%	26.1%	24.8%

Subscriber Statistics

Our strategy during 2015 focused on providing bundles of superior broadband speeds and Horizon TV entertainment offerings, available both in- and out-of-home, while balancing subscriber volumes and pricing. In Q1 2015, we increased prices for approximately half of our broadband subscriber base for the first time and also further enhanced the value of our acquisition portfolio with overall higher pricing levels as compared to 2014. During 2015, we added 316,000 RGUs in total, of which 94,000 were added during Q4. Monthly ARPU per customer increased 7% during 2015, as compared to 6% in 2014.

Our video performance in 2015 was slightly below our 2014 performance as we posted 57,000 video RGU losses, or 0.9% of the video subscriber base, as compared to video attrition of 40,000 RGUs in the prior-year period. In Q4 2015 we lost 14,000 video RGUs, mainly in the SDU segment. The MDU segment was relatively flat, as the attrition during the quarter was compensated by 7,000 new units from a previously signed MDU contract. On the MDU front, we signed an agreement with a large professional operator (level 4) to connect up to 50,000 households to our cable network over the coming years with upsell opportunity for our broadband and voice services. On January 1, 2016, we began implementing an average 3.8% MDU basic video price increase that will impact up to 2.7 million video subscribers throughout 2016. In January, we also informed up to 2.1 million SDU video subscribers about an 11% price increase, lifting the basic cable fee for those customers from €18.90 to €20.99, effective March 1 with the exception of certain annual pre-payers that will be affected in late 2016. Our next-generation video platform, Horizon TV, grew by 215,000 subscribers in 2015, almost doubling our base to 460,000 subscribers, representing a 7% penetration of our total video base. To further enhance the customer experience, we introduced new software on our Horizon boxes during Q4 that incorporates feedback from our existing Horizon customers and we have added 14 new apps to the platform since Q3. In February, we also activated remote recording functionality on our Horizon Go app, allowing our customers to record programs on their Horizon box wherever they are. On the subscription video-on-demand ("SVoD") front, we experienced continued traction of our Maxdome offering and increased average monthly usage among active users in Q4.

Broadband internet RGUs increased by 210,000 RGUs organically during 2015, of which 62,000 were added during Q4, representing the strongest quarter in 2015. Our broadband RGU performance represented lower RGU volume growth as compared to 2014, due largely to the impacts of broadband price increases and higher priced portfolios that were implemented during 2015. In January 2016, we announced a €2.90 increase in broadband prices, effective March 1 for up to 250,000 existing broadband subscribers that reside in MDUs and did not face a price hike in Q1 2015. In February 2016, we expanded our speed leadership by launching new internet bundles, which offer 400 Mbps in over 40% of our footprint. These services are priced at a €20 premium to our 200 Mbps top speed products. These ultrafast broadband bundles, coupled with our core triple-play offer that includes unlimited fixed voice, 120 Mbps internet speeds and Horizon TV with SVoD from Maxdome and out-of-home capabilities, position us well for continued broadband growth. In Q4, we rolled out our new WiFi router that supports the latest WiFi technology and is capable of managing speeds up to 1 Gbps. Telephony RGUs grew by 164,000 organically during 2015, including 46,000 RGU additions in Q4. The lower number of telephony RGU additions, as compared to our broadband internet additions, is partially related to higher sales of standalone broadband internet services and upselling broadband services to existing video-only customers during H2.

Our implemented and announced price increases in Q1 2016 reflect a blended 2.3% increase for our 7.1 million customers. As a result, and similar to Q1 2015, we expect that our Q1 2016 RGU additions will be adversely impacted, as most customers have an extraordinary termination right.
As part of our efforts to increase our marketable base for broadband services, we have been evaluating the results of our new build trials. These trials include a new go-to-market approach using regional marketing and sales campaigns, including targeted door-to-door activities and mailings. Our initial results indicate positive demand and, as a result, we plan to connect or upgrade more SDU and MDU buildings to receive our broadband services going forward. For 2016, we expect to expand our marketable homes by over 200,000 and target an approximate 20% penetration level with our broadband and voice services in year one. The new build and in-home-wiring upgrade activities will be performed on a demand-led basis and are aimed at supporting growth over the next five years with our ultrafast broadband activities.

Financial Summary

Our revenue for three months and year ended December 31, 2015, increased 4% to €554 million and 6% to €2,172 million, respectively, as compared to the corresponding prior-year periods. In both periods, this organic growth was primarily attributable to higher cable subscription revenue, driven by an increase in ARPU per RGU as well as growth in subscribers. For full-year 2015, the increase includes the €9 million negative impact of a favorable revenue settlement during Q1 2014, of which €8 million positively impacted our Adjusted Segment EBITDA in the prior-year period.

Our Adjusted Segment EBITDA grew 11% and 8% in Q4 and full-year 2015, respectively, as compared to the prior-year periods. In both periods, the performance was primarily driven by the aforementioned revenue growth drivers and, to a lesser extent, decreases in sales and marketing costs. In 2015, Adjusted EBITDA growth reflects increases in staff-related, programming and copyright and network operating costs. In addition, our Q4 and YTD 2015 results include the favorable impact of an accrual release of €3 million related to certain copyright costs. Including this non-recurring effect, the Q4 2015 Adjusted Segment EBITDA growth was the strongest in six quarters, driven by a 360 basis point margin expansion year-over-year to 64.8%, our highest margin on record.

Our property, equipment and intangible asset additions were 26% of revenue for the year ended December 31, 2015, in line with our guidance. As compared to 2014, the higher spend during the full-year period was primarily attributable to (i) an increase in upgrade/rebuild spend, driven by investments for in-home and upgrade installations, as well as B2B, (ii) an increase in scalable infrastructure spend, including a higher number of node splits and additional backbone investments, and (iii) higher sales commissions that are capitalized.

For 2016, we expect property, equipment and intangible asset additions to range between 26% and 28% of revenue. The delta to the 2015 ratio of 26% is primarily related to our increased spending related to the aforementioned planned expansion of our marketable homes.

Summary of Third-Party Debt, Vendor Financing, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of Unitymedia's consolidated third-party debt, vendor financing, accrued interest, finance lease obligations and cash and cash equivalents as of the dates indicated:

	December 31,		September 30,
	2015		2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Super Senior Revolving Credit Facility (EURIBOR+2.25%) due 2020	€80.0	€—	€—
Senior Revolving Credit Facility (EURIBOR+2.75%) due 2020	€420.0	—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€585.0	585.0	585.0
5.125% EUR Senior Secured Notes due 2023	€450.0	450.0	450.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	920.3	894.3
5.625% EUR Senior Secured Notes due 2023	€280.0	280.0	315.0
5.750% EUR Senior Secured Notes due 2023	€405.0	405.0	450.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	506.2	491.8
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	—
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,541.5	5,161.1

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	828.3	804.9
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,528.3	1,504.9

Finance lease obligations		5.0	5.0
Vendor financing		130.8	135.9
Accrued third-party interest, net of transaction costs		105.7	42.6
Total third-party debt and finance lease obligations		7,311.3	6,849.5

Less:
Cash and cash equivalents		2.0	2.5
Restricted cash used to repay debt in January 2016		108.2	—
Net third-party debt and finance lease obligations[25]		€7,201.1	€6,847.0

Exchange rate ($ to €)		1.0866	1.1182

At December 31, 2015, our fully-swapped third-party debt borrowing cost26 was 4.8%, down from 5.4% at December 31, 2014. The average tenor of our third-party debt is 9 years. We issued new 4.625% Senior Secured Notes with a nominal value of €420 million in December of 2015 and used the proceeds to (i) redeem a portion of certain of our Senior Secured Notes by using the 10% call option and (ii) prepay the then outstanding balance under our Senior Credit Facilities.

Based on the results for Q4 2015, which have been adjusted to reflect the January 2016 completion of certain Q4 refinancing activities, and subject to the completion of our Q4 2015 compliance reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized), was 3.78x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.83x, each as calculated in accordance with our most restrictive covenants. As of December 31, 2015, we had maximum undrawn commitments of €500 million. When the December 31, 2015 compliance reporting requirements are completed, we anticipate the full amount of our unused commitments will continue to be available to be drawn.

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Ziggo Reports Preliminary Fiscal 2015 Results

Completed Reorganization; Focus on Customer Experience in 2016
2% Rebased Segment OCF Growth in Q4 2015 Supported by Synergies
Ziggo Group Holding B.V. ("Ziggo") is a leading provider of entertainment, information and communication services in the Netherlands through innovative television, internet, telephony and mobile services. At December 31, 2015, we provided 9.7 million service subscriptions to our 4.1 million customers.

Operating and financial highlights*:

•	Competition and integration challenges led to 203,000 RGU[2] losses in 2015, including 52,000 in Q4

◦	Over 90% of RGU attrition in 2015 related to single-play video churn

◦	Broadband[3] RGU additions of 35,000 in 2015, with 7,000 being added during Q4

◦	Strong competition and lower marketing and sales spend in Q4 negatively impacted results

◦	Improved network stability and customer service expected to support RGU results in 2016

•	Significant progress made on integration, including the reorganization completed in December

◦	As expected, opex synergies supported Q4 rebased Segment OCF[7] growth

◦	On track to deliver on €250 million targeted synergies by 2018

◦	Reduced staff by 600 full-time employees ("FTEs") improving organizational effectiveness

•	Next-generation TV features are resonating well with customers

◦	In 2015, Horizon TV subscribers doubled to 706,000, including a record 141,000 adds in Q4

◦	Replay TV active users grew 34% sequentially to 460,000 at the end of Q4

◦	Multi-screen service, Horizon Go, grew by 445,000 users to 720,000 in 2015

•	Launch of our Ziggo Sport channel highlights our continued investment in our products

◦	Offered exclusively to our customers to enhance their video entertainment experience

◦	Extensive library of sports content with English Premier League rights secured through 2019

◦	Nearly 20% of new bundled customers mention Ziggo Sport as a motive for subscribing

•	Added 57,000 mobile subscribers[18] in 2015, increasing our base to 187,000

◦	Added 6,000 subscribers in Q4, partly driven by our new 4G mobile offerings

◦	Quad-play up-sell initiatives set for 2016 to drive penetration in our fixed-line customer base

•	Launched compelling small office/home office ("SOHO") portfolio, with top speeds of 500 Mbps

•	ARPU[16] per customer increased 1.8% year-over-year to €44.97 in Q4

•	Rebased[6] revenue decreased 3% to €614 million in Q4 and 2% to €2,473 in 2015

•	Rebased Segment OCF grew 2% in Q4 to €358 million, but contracted 2% to €1,369 million in 2015

•	Operating income was €27 million in Q4 and €109 million in 2015

•	Property and equipment additions[9] were 20% of revenue in 2015, which was at the low-end of our 2015 guidance range and down from 21% in 2014

* The financial figures contained in this release are prepared in accordance with U.S. GAAP10. The financial and operating information included herein as of and for the three and twelve months ended December 31, 2014, and for other periods that precede the November 11, 2014 acquisition date of Ziggo, is presented on a pro forma basis that gives effect to the transfers of Ziggo Holding B.V. (“Ziggo Holding”) and Ziggo Services B.V. ("Ziggo Services") into Ziggo (collectively, “the Netherlands Reorganization”) as if they had occurred on January 1, 2014. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 31 on page 44.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2015	2014
	Historical	Pro forma[31]
Footprint
Homes Passed[11]	7,023,200	6,982,700
Two-way Homes Passed[12]	7,009,100	6,968,000

Subscribers (RGUs)[2]
Basic Video[13]	768,000	902,100
Enhanced Video[14]	3,320,500	3,387,300
Total Video	4,088,500	4,289,400
Internet[3]	3,101,400	3,066,000
Telephony[4]	2,538,300	2,576,000
Total RGUs	9,728,200	9,931,400

Q4 Organic RGU Net Additions (Losses)
Basic Video	(35,400)	(41,300)
Enhanced Video	(15,900)	(3,500)
Total Video	(51,300)	(44,800)
Internet	6,500	15,800
Telephony	(7,100)	(9,900)
Total organic RGU net losses	(51,900)	(38,900)

Penetration
Enhanced Video Subscribers as a % of Total Video Subscribers[29]	81.2%	79.0%
Internet as a % of Two-way Homes Passed[30]	44.2%	44.0%
Telephony as a % of Two-way Homes Passed[30]	36.2%	37.0%

Customer Relationships
Customer Relationships[1]	4,090,400	4,291,600
RGUs per Customer Relationship	2.38	2.31
Q4 monthly ARPU per Customer Relationship[16]	€44.97	€44.18

Customer Bundling
Single-Play	22.8%	26.6%
Double-Play	16.6%	15.3%
Triple-Play	60.6%	58.1%

Mobile Subscribers[18]
Total Mobile subscribers	186,800	129,500
Q4 organic Mobile net additions	5,900	26,000

Q4 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	€15.94	€14.10
Including interconnect revenue	€17.38	€15.81

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2015, and 2014.

	Three months ended December 31,		Change		Year ended December 31,		Change
	2015 Historical	2014 Pro forma[31]	Pro forma %	Rebased %	2015 Historical	2014 Pro forma[31]	Pro forma %	Rebased %

	in millions, except % amounts
Revenue	€614.3	€638.5	(3.8%)	(3.0%)	€2,472.7	€2,534.8	(2.4%)	(1.7%)

Segment OCF	€358.2	€342.3	4.6%	1.7%	€1,369.0	€1,397.2	(2.0%)	(2.0%)
Share-based compensation expense	(2.3)	(6.6)			(6.5)	(8.1)
Related-party fees and allocations[20]	(44.8)	(52.8)			(152.4)	(166.2)
Depreciation and amortization	(239.6)	(243.2)			(1,037.5)	(941.6)
Impairment, restructuring and other operating items, net	(44.7)	(76.7)			(63.8)	(82.9)
Operating income (loss)	€26.8	€(37.0)			€108.8	€198.4

Segment OCF as a percentage of revenue	58.3%	53.6%			55.4%	55.1%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	Historical	Pro forma[31]	Historical	Pro forma[31]
	in millions, except % amounts

Customer premises equipment	€59.8	€34.0	€207.2	€137.2
Scalable infrastructure	23.7	27.7	88.2	103.3
Line extensions	16.8	12.6	58.8	45.8
Upgrade/rebuild	16.5	18.8	55.1	73.6
Support capital	23.3	48.6	74.5	179.1
Property and equipment additions	140.1	141.7	483.8	539.0
Assets acquired under capital-related vendor financing arrangements	(40.5)	(2.9)	(86.7)	(13.2)
Assets acquired under capital leases	—	(0.4)	(2.8)	(3.5)
Changes in liabilities related to capital expenditures	(14.3)	(11.3)	(8.1)	(4.1)
Total capital expenditures[21]	€85.3	€127.1	€386.2	€518.2

Property and equipment additions as a percentage of revenue	22.8%	22.2%	19.6%	21.3%

Subscriber Statistics

During 2015, we lost 203,000 RGUs, including 52,000 in Q4, driven by lower sales and higher churn. This decline is due in part to aggressive competition, operational challenges associated with our network and product harmonization and integration work, as well as price increases we initiated across our existing customer base during the year. We believe that our continued focus on video quality and the customer experience, together with the launch of the Ziggo Sport channel in Q4, will put us in a better competitive position in 2016.

With respect to the integration, we made significant progress during the year, as we completed our internal reorganization as well as harmonized our network and our product portfolios. We eliminated nearly 600 FTE positions during 2015, the benefit of which will be partially offset by employees expected to be hired during 2016. We are gaining traction with the quality program that was initiated in July, which focuses on video quality and the overall customer experience. As a result, the number of weekly truck rolls and customer calls have decreased significantly throughout the last five months of the year. Additionally, our net promoter score ("NPS") has improved and is near pre-integration levels. Finally, a large portion of the network and information technology issues encountered during the network harmonization process were resolved by year end.

In terms of our product performance, video attrition was the significant driver to our RGU losses during 2015. Despite churn levels being in line with Q3, video losses increased sequentially by 8,000 RGUs during Q4, primarily due to lower sales as a result of lower marketing spend. The lower overall video RGU performance was partly offset by higher take-up of our Horizon TV product bundles, which are resonating well with our customers. During Q4, we added a record 141,000 subscribers to our next-generation TV platform, increasing our Horizon TV base to 706,000. Replay TV functionality, which is part of our new Horizon TV service, has been well received by our customers as evidenced by the addition of 460,000 active users, representing 65% of our Horizon TV base, since the feature became available in April. In addition, Horizon Go, our multi-screen service with more than 90 linear out-of-home channels, has 720,000 active users, representing 22% of our total enhanced video base. Further, My Prime, our subscription-based video on-demand service, grew in terms of both subscribers and average usage per subscriber during the period from Q2 2015 when the service was made available nation-wide, through year end, with subscribers increasing by 190,000 to 300,000 and the monthly average usage per subscriber increasing by 13%.

On November 12, we started broadcasting Ziggo Sport, an exclusive sports channel that is bundled into our basic cable subscription at no additional cost to the customer. Ziggo Sport offers a wide selection of live sports programs, which has received widespread positive media and customer reviews and helped drive a higher NPS during Q4. Almost 20% of new bundled customers mention Ziggo Sport as a motive for subscribing. In December, we secured the rights to the English Premier League for the next three seasons and signed Daphne Schippers, the Dutch winner of the 2015 Beijing gold medal in the women's 200 meter race, to be one of our Ziggo Sport ambassadors. The launch of Ziggo Sport, together with the product innovations mentioned above and the improved reliability of our network, are expected to positively influence our video performance.

In broadband internet, the extended promotional period for new subscribers that we introduced in Q3 helped contribute to the 35,000 RGUs added during the year, despite a sequential decline in RGU additions in Q4 to 7,000. The lower net additions in Q4 were driven, in part, by lower marketing spend and reduced up-sell initiatives in Q4, as compared to Q3 2015. Although we are currently the leader in internet speed in a majority of the Netherlands, we have begun the trial phase of Euro DOCSIS 3.1 technology, which we believe will allow us to boost our broadband speeds to 1 Gbps over time in a cost effective manner. In terms of fixed telephony, we reduced our RGU net losses slightly to 7,000, as compared to the prior-year period. With respect to our mobile business, we added 57,000 subscribers during 2015, including 6,000 during Q4, bringing our total mobile subscriber count to 187,000. In October, we launched our new mobile portfolios in the consumer and business markets, which includes 4G speeds, up to 6 GB of data and more value for the customer, such as roaming-free calls to Dutch telephone numbers from anywhere in Europe. In 2016, we believe we can reduce churn through a more aggressive push into quad-play and mobile up-selling within our fixed-line customer base.

On the B2B24 front, we launched a new six-month promotion for our SOHO bundles that offers up to 500 Mbps broadband download and 40 Mbps upload speeds. This campaign is delivering good early results as our SoHo business continues to expand. Within the small and medium-size enterprise segment, we offer similar speeds with more B2B product features such as five static IP addresses, payment solutions and a large portfolio of value added services. We expect B2B to continue to positively impact our operating and financial results during 2016.

Financial Summary

On a rebased basis, total revenue decreased 3% to €614 million in Q4 and 2% to €2,473 million in 2015, as compared to the corresponding prior-year periods. These decreases are primarily attributable to the net effect of (i) decreases in cable subscription revenue, primarily driven by lower average numbers of RGUs, (ii) higher mobile subscription revenue, primarily attributable to growth in the average numbers of subscribers, and (iii) decreases in other revenue from set-top box sales due to the fact that we stopped selling set-top boxes during the first quarter of 2015.

Segment OCF on a rebased basis increased 2% to €358 million in Q4 and decreased 2% to €1,369 million in 2015, as compared to the corresponding prior-year periods. The full-year 2015 decline is primarily due to the aforementioned revenue contraction. Our Segment OCF during Q4 was €9 million higher than the third quarter of 2015 and the highest of any quarter during 2015, mainly as a result of cost controls and delivery on the synergy plan. For the year ended December 31, 2015, we incurred €26 million of integration related costs. Most of these expenses were incurred during the first half of the year. For the full-year, these costs were more than offset by synergy benefits, which were primarily driven by FTE savings, and which supported our rebased Q4 Segment OCF growth of 2%.
Property and equipment additions as a percentage of revenue for the full-year 2015 was 20%, which was at the low-end of our 2015 guidance range of 20% to 22%. The decrease in both absolute and percentage of revenue terms, as compared to pro-forma 2014, was primarily attributable to €125 million lower non-CPE additions, as we discontinued certain projects initiated by Ziggo in the pre-acquisition periods. These decreases were partly offset by increases in CPE spend related to the successful roll-out of Horizon TV in the former Ziggo footprint. For 2016, we expect our property and equipment additions as a percentage of revenue to remain stable at a range of 20% to 22%.
Looking forward to 2016, we expect that our continued investment in our product suite, enhanced customer service and positive momentum in our mobile and B2B operations will stabilize our top-line.
Strategic combination of Ziggo and Vodafone Netherlands

On February 15, 2016, Liberty Global and Vodafone Group Plc announced that they have agreed to form a 50:50 joint venture combining their respective businesses in the Netherlands. The transaction is subject to customary closing conditions, including regulatory approval, and Liberty Global expects the transaction to be completed around the end of 2016. As part of the proposed transaction, Ziggo, including its third-party debt, will be contributed to the new joint venture. This transaction will not trigger a change of control under Ziggo’s existing third-party debt.

Summary of Third-Party Debt, Vendor Financing, Capital Lease Obligations and Cash

The following table details the nominal value and euro equivalent of the carrying value of Ziggo's consolidated third-party debt, vendor financing, capital lease obligations and cash as of the dates indicated:

	December 31,		September 30,
	2015		2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Term Loan B (LIBOR + 2.75%) USD due 2022	$2,350.0	€2,134.8	€2,073.5
Term Loan B (EURIBOR + 3.00%) EUR due 2022	€2,000.0	1,982.3	1,981.7
New Ziggo Credit Facility (EURIBOR + 3.75%) EUR due 2021	€689.2	689.2	689.2
Ziggo Revolving Facilities EUR due 2020	€800.0	—	—
3.75% EUR Senior Secured Proceeds Loan due 2025	€800.0	800.0	800.0
4.625% EUR Senior Proceeds Loan due 2025	€400.0	400.0	400.0
5.875% USD Senior Proceeds Loan due 2025	$400.0	368.1	357.7
Elimination of the Proceeds Loans in consolidation		(1,568.1)	(1,557.7)
Total Senior Credit Facilities		4,806.3	4,744.4

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2020	€71.7	73.5	73.5
3.75% EUR Senior Secured Notes due 2025	€800.0	800.0	800.0
Total Senior Secured Notes		873.5	873.5

Senior Notes
7.125% EUR Senior Notes due 2024	€743.1	810.1	811.6
4.625% EUR Senior Notes due 2025	€400.0	400.0	400.0
5.875% USD Senior Notes due 2025	$400.0	368.1	357.7
Total Senior Notes		1,578.2	1,569.3

Vendor financing		116.1	59.9
Capital lease obligations		0.2	0.3
Total third-party debt and capital lease obligations		7,374.3	7,247.4

Less: cash		12.8	12.0
Net third-party debt and capital lease obligations[25]		€7,361.5	€7,235.4

Exchange rate ($ to €)		1.0866	1.1182

At December 31, 2015, our fully-swapped third-party debt borrowing cost26 was 5.2%. The average tenor of our third-party debt was almost seven years. Based on the results for Q4 2015, and subject to the completion of our Q4 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.78x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.82x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. As of December 31, 2015, we had maximum undrawn commitments of €800 million. When the December 31, 2015 compliance reporting requirements are completed, we anticipate €602 million will be available to be drawn.

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UPC Holding Reports Preliminary Fiscal 2015 Results
Continued Focus on Product Innovation Is Paying Off
2015 Rebased Segment OCF Growth of 3%, including 9% in Q4
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.8 million customers subscribing to 12.6 million television, broadband and telephony services as of December 2015.

Operating and financial highlights*:

•	Delivered 364,000 organic RGU[2] additions in 2015 (including 152,000 in Q4) driven by our businesses in Central and Eastern Europe ("CEE"), which were up 50% over last year's performance

◦	Solid video trends in CEE region in 2015, supported by innovative video offerings; offset by video attrition in our Swiss/Austrian segment

◦	Gained 187,000 broadband[3] RGUs in 2015, including 57,000 in Q4, with stronger sequential additions in CEE offsetting weaker trend in Switzerland/Austria

◦	Telephony[4] RGU additions in Q4 more than doubled year-over-year to 75,000, our best quarterly performance in three years, boosting total organic additions to 220,000 for 2015

◦	Q4 ARPU[16] per customer up 1% year-over-year on an FX-neutral[22] basis to €26.72

•	Implemented price increases in Switzerland and Austria effective January 1, 2016 and also executed certain price increases in several CEE markets during Q1 2016

•	Compelling new offers with increased product functionality and superior broadband speeds

◦	Record quarterly Horizon TV additions of 77,000 in Q4, driving 2015 to total of 218,000

◦	Upgraded 174,000 legacy boxes to "Horizon Light" in the Czech Republic during 2015

◦	Preparing for the Horizon TV launch in Austria and the expansion of "Horizon Light" across more CEE markets to customers using legacy boxes during the first half of 2016

◦	Launched new WiFi router with state-of-the-art WiFi technology; enabling speeds of up to 1 Gbps across our existing platform

•	Mobile[18] base increased by 22,000 postpaid subscribers in Q4 driven by higher sales in Hungary, Switzerland and Austria, supporting top-line growth in those markets

•	Swiss/Austrian integration on track, with over half of the planned 250 headcount reduction by 2018 already completed in 2015

•	Footprint expansion accelerating; more than doubled CEE new build to 470,000 homes in 2015 and targeting a further increase of new build activity in 2016 with attractive returns

•	Rebased[6] revenue growth of 2% in both Q4 and full-year 2015, driven by Swiss/Austrian operations

•	Rebased Segment OCF[7] growth of 9% in Q4, driving 3% rebased growth for full-year 2015

◦	Swiss/Austrian operations delivered strong 13% rebased Segment OCF growth in Q4

◦	CEE posted its best quarter of the year in Q4 with 1% rebased Segment OCF growth

•	Property and equipment additions[9] were 21.1% of revenue in 2015, in-line with guidance

* The financial figures contained in this release are prepared in accordance with U.S. GAAP10. During Q1 2015, Liberty Global completed certain internal reorganizations of its broadband and wireless communications businesses in Europe that resulted in the transfer of (i) UPC Broadband Ireland Ltd. and its subsidiaries, (ii) UPC Nederland Holding I B.V. and its subsidiaries, including Ziggo Services B.V. and (iii) certain entities (the "Corporate Entities") from UPC Holding to certain other Liberty Global subsidiaries outside of UPC Holding (collectively, the "Common Control Transfers"). The Corporate Entities incur central and other administrative costs that are allocated to Liberty Global’s operating subsidiaries, including UPC Holding following the transfer of the Corporate Entities. We have accounted for the Common Control Transfers at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to these transactions for all periods presented.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2015	2014

Footprint
Homes Passed[11]	12,772,200	12,166,400
Two-way Homes Passed[12]	12,562,500	11,836,400

Subscribers (RGUs)[2]
Basic Video[13]	1,604,000	1,777,500
Enhanced Video[14]	3,585,500	3,463,100
DTH[32] and MMDS[15]	829,900	783,900
Total Video	6,019,400	6,024,500

Internet[3]	3,954,100	3,740,000
Telephony[4]	2,658,100	2,437,300
Total RGUs	12,631,600	12,201,800

Q4 Organic RGU Net Additions (Losses)
Basic Video	(52,400)	(97,700)
Enhanced Video	41,800	54,100
DTH and MMDS	30,800	34,000
Total Video	20,200	(9,600)

Internet	56,800	69,600
Telephony	74,700	31,600
Total organic RGU net additions	151,700	91,600

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	69.1%	66.1%
Internet as % of Two-way Homes Passed[30]	31.5%	31.6%
Telephony as % of Two-way Homes Passed[30]	21.2%	20.6%

Customer Relationships
Customer Relationships[1]	6,782,400	6,782,000
RGUs per Customer Relationship	1.86	1.80
Q4 Monthly ARPU per Customer Relationship[16]	€26.72	€25.33
Full-Year Monthly ARPU per Customer Relationship[16]	€27.02	€25.01

Customer Bundling
Single-Play	47.1%	50.4%
Double-Play	19.6%	19.2%
Triple-Play	33.3%	30.4%

Mobile Subscribers[18]
Total Mobile subscribers	87,500	30,800
Q4 organic Mobile net additions	22,100	6,000

Q4 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	€19.23	€10.61
Including interconnect revenue	€21.95	€11.67

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2015, and 2014.

	Three months ended December 31,			Rebased Change	Year ended December 31,		Rebased Change
	2015		2014		2015	2014
	in millions, except % amounts
Revenue
Switzerland/Austria	€394.7		€356.4	2.1%	€1,584.1	€1,390.0	2.9%
Central and Eastern Europe	241.8		239.6	1.4%	960.7	947.8	1.3%
Total	€636.5		€596.0	1.8%	€2,544.8	€2,337.8	2.2%

Segment OCF
Switzerland/Austria	€239.3		€194.1	13.3%	€937.2	€794.8	6.0%
Central and Eastern Europe	108.0		107.3	0.9%	427.1	438.4	(2.7)%
Other	(0.7)		(0.1)	N.M.	(1.5)	(0.9)	N.M.
Total Segment OCF	346.6		301.3	8.9%	1,362.8	1,232.3	3.0%

Share-based compensation expense	(3.2)	—	(1.5)		(12.1)	(5.4)
Related-party fees and allocations, net[20]	(71.2)		(48.8)		(282.0)	(213.2)
Depreciation and amortization	(139.2)		(135.6)		(572.1)	(524.9)
Impairment, restructuring and other operating items, net	4.3		(1.3)		(5.0)	3.3
Operating income	€137.3		€114.1		€491.6	€492.1

Segment OCF as percentage of revenue	54.5%		50.6%		53.6%	52.7%

N.M. - not meaningful

The following table provides details of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	€18.5	€37.4	€174.5	€179.7
Scalable infrastructure	34.2	25.3	98.0	94.8
Line extensions	36.2	21.9	95.6	57.9
Upgrade/rebuild	24.0	17.5	76.8	56.7
Support capital	28.1	25.7	76.4	61.1
Property and equipment additions	141.0	127.8	521.3	450.2
Assets acquired under capital-related vendor financing arrangements	(103.8)	(82.5)	(517.8)	(313.1)
Assets contributed by parent company[33]	(3.5)	(3.9)	(16.0)	(18.6)
Assets acquired under capital leases	(0.4)	(0.2)	(1.0)	(0.9)
Changes in current liabilities related to capital expenditures	(3.4)	40.8	153.2	137.4
Total capital expenditures[21]	€29.9	€82.0	€139.7	€255.0

Regional Property and Equipment Additions
Switzerland/Austria	€86.7	€69.0	€285.1	€246.8
Central and Eastern Europe	84.4	71.4	250.7	201.4
Total segment property and equipment additions	171.1	140.4	535.8	448.2
Other[34]	(30.1)	(12.6)	(14.5)	2.0
Total	€141.0	€127.8	€521.3	€450.2

Segment property and equipment additions as a percentage of revenue[34]	26.9%	23.6%	21.1%	19.2%

Subscriber Statistics

During 2015, we successfully implemented our value strategy by balancing price and volume growth across our seven markets. In addition to increasing our 2015 blended customer ARPU by 2% on an FX-neutral basis year-over-year, we delivered 364,000 RGUs in 2015 organically, up 29% or 81,000 RGUs, as compared to 2014. This acceleration in 2015 was driven by improved video and telephony results across the CEE region, offset by softer RGU trends in our Swiss/Austrian segment. With respect to our Q4 2015 additions, we added 152,000 new RGUs, as compared to 92,000 in Q4 2014. This result was driven by growth across all three fixed products in CEE, while the attrition of 13,000 RGUs in our Swiss/Austrian operation was in-line with Q4 2014. More specifically, in Switzerland we lost 27,000 RGUs during Q4, which was 3,000 higher than in the corresponding prior-year period, as a result of lower sales and elevated churn, due to strong competition and our announced average price increase of 3.5% per customer that became effective on January 1, 2016. We also implemented a 3.5% average price increase across our Austrian subscriber base and initiated certain price increases for portions of our customer base across the CEE region in Q1 2016.

From a product perspective, the 43,000 video RGUs that we lost during 2015 was less than half of the video RGUs we lost during 2014. This was partly driven by our performance in Q4 2015, as we added 20,000 video subscribers, which represents our best quarterly performance since 2006. The 54,000 RGU improvement in our video attrition in 2015 was driven by CEE, most notably in Poland and Romania. Our Swiss/Austrian segment posted incremental video losses of 36,000 RGUs in 2015, impacted by IPTV competition and a basic cable price rise in Switzerland that we announced during the second half of 2015 and became effective January 1, 2016. Meanwhile, we experienced continued success with our next-generation Horizon TV platform, as we added a record 218,000 subscribers in 2015. This included an all-time high of 77,000 subscriber adds in Q4, driven by our Polish business, which performed particularly well with a record 45,000 new subscribers, and our businesses in Switzerland and the Czech Republic, which added 22,000 and 10,000 RGUs, respectively. Our overall Horizon TV subscriber base increased to 443,000 at year end, and our "Horizon-light" subscriber base increased to 174,000 in the Czech Republic. Looking ahead, we expect to launch our cloud-based version of Horizon TV in the Austrian market and expand our "Horizon-light" TV product to Slovakia, Hungary and Romania in the first half of 2016.

Turning to our broadband business, we added 187,000 RGUs during 2015, including 57,000 during Q4. While our CEE operations delivered 51,000 RGU additions in Q4 2015, a 3,000 incremental RGU growth as compared to the prior-year period, our Swiss broadband base remained flat in Q4 as a result of lower sales and higher churn. The Swiss result was related to competition and certain announced price increases for some of our existing customers benefiting from doubled speeds that we implemented across the majority of our broadband base as of January 1, 2016. Also of note, in Q4 we launched our new "Connect" box in Switzerland, Austria and Romania, which features the latest WiFi technology and is capable of delivering up to 1 Gbps speeds.

On the fixed telephony front, we more than doubled our 2015 telephony RGU additions on a year-on-year basis, including 75,000 subscribers in Q4 2015. Similar to Q3, this was largely due to higher net additions in Romania. With respect to our emerging mobile business, we ended the year with 88,000 mobile subscribers, including 22,000 additions in Q4. The Q4 performance nearly doubled compared to our Q3 additions and included 10,000 new postpaid subscribers in Hungary and 8,000 in Switzerland. In 2016, we will remain focused on penetrating our fixed-line base with mobile products to increase customer loyalty and reduce churn.

Regarding our footprint expansion in the CEE region, we extended our network reach organically by approximately 470,000 new homes in 2015, more than double our new build in 2014. In 2016, we plan to accelerate the number of homes that we will build in the CEE region as well as continue our build activity in Switzerland and Austria. As a result, a substantial portion of our 2016 RGU additions in the CEE region are expected to come from these newly connected areas.

Financial Summary

From a rebased growth perspective, total revenue increased 2% for the three months and year ended December 31, 2015, to €637 million and €2,545 million, respectively, as compared to the corresponding prior-year periods. These increases were driven by revenue growth in our Swiss/Austrian segment and, to a lesser extent, our CEE operations. In terms of regional results, our Swiss/Austrian segment delivered 2% rebased revenue growth in Q4 and 3% for the full-year 2015. This was primarily attributable to (i) increases in cable subscription revenue that were driven by higher ARPU per RGU (mainly in Switzerland) and growth in subscribers (mainly in Austria) and (ii) solid organic growth in our B2B24 and mobile operations. Turning to the CEE region, rebased revenue growth was 1% for both the three months and year ended December 31, 2015, largely driven by the net effect of (a) subscriber growth, primarily in Romania, Poland and Hungary, and (b) lower ARPU per RGU, primarily in our DTH operations, Poland and the Czech Republic. The ARPU declines in our DTH operations include the negative impact of €12 million in 2015 (€3 million in Q4 2015) from a recurring VAT change.

On a rebased basis, Segment OCF increased 9% to €347 million in Q4 and 3% to €1,363 million in 2015, as compared to the corresponding prior-year periods. These results were driven by our Swiss/Austrian segment, which delivered rebased Segment OCF growth of 13% in Q4 and 6% on a full-year basis. The increases in our Swiss/Austrian rebased segment OCF were primarily driven by (i) the aforementioned revenue increases, (ii) lower staff-related costs associated with the Swiss/Austria integration, (iii) lower network-related costs, (iv) lower marketing spend related to the impact of higher spend in Q4 2014 associated with our MyPrime and mobile campaigns and (v) lower rent expense due to the impact of costs incurred in Q4 2014 associated with the relocation of our Swiss office. Meanwhile, our CEE segment reported an increase in rebased Segment OCF of 1% in Q4 and a decrease of 3% for 2015, as compared to the corresponding prior-year periods. These CEE results include the impact of the aforementioned revenue drivers and, for the full-year period, the negative impact of a €5 million favorable nonrecurring settlement recorded in Poland during Q1 2014.

Our Q4 Segment OCF margin8 expanded by 390 basis points on a year-over-year basis to 54.5%, while our full year margin expanded 90 basis points to 53.6%, primarily related to the factors mentioned above. During 2016, we expect continued margin expansion from our ongoing Swiss/Austrian integration.

Our property and equipment additions were 22.2% of revenue in Q4 2015, as compared to 21.4% in the prior-year period. Full year 2015 property and equipment additions were 20.5% of revenue, which was at the low-end of our 2015 guidance of 20% to 22%. The increases in both 2015 periods were mainly related to higher investments in line extensions and upgrade projects, primarily in our CEE region. As we plan to accelerate our new build program during 2016, we anticipate a higher spending for our network expansion program and related RGU growth in the region and as a result expect total property and equipment spend to range from 22% to 24% of revenue in 2016.

Summary of Third-Party Debt, Vendor Financing, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of UPC Holding's consolidated third-party debt, vendor financing, capital lease obligations and cash and cash equivalents as of the dates indicated:

	December 31,		September 30,
	2015		2015
	Nominal Value	Carrying Value	Carrying Value
	in millions
Senior Credit Facility
Facility AH (LIBOR + 2.50%) USD due 2021	$1,305.0	€1,198.6	€1,164.6
Facility AM (EURIBOR + 2.75%) EUR due 2021	€990.1	—	50.0
7.250% USD Facility AC due 2021	$675.0	621.2	603.6
6.875% USD Facility AD due 2022	$675.0	621.2	603.6
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	1,049.1	1,019.5
Elimination of Facilities AC, AD, AK and AL in consolidation		(2,891.5)	(2,826.7)
Total Senior Credit Facilities		1,198.6	1,214.6

Senior Secured Notes
7.250% USD Senior Secured Notes due 2021	$675.0	621.2	603.6
6.875% USD Senior Secured Notes due 2022	$675.0	621.2	603.6
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,047.6	1,018.0
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
Total Senior Secured Notes		2,890.0	2,825.2

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	596.0	595.9
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	322.2	321.1
Total Senior Notes		1,368.2	1,367.0

Vendor financing		546.4	557.6
Capital lease obligations		22.7	23.4
Total third-party debt and capital lease obligations		6,025.9	5,987.8

Less: cash and cash equivalents		139.0	48.6
Net third-party debt and capital lease obligations[25]		€5,886.9	€5,939.2

Exchange rate ($ to €)		1.0866	1.1182
Exchange rate (CHF to €)		1.0863	1.0901

At December 31, 2015, our fully-swapped third-party debt borrowing cost26 was 4.5%, down from 7.8% at December 31, 2014. The decrease was a result of re-financing a portion of our debt and re-striking various derivatives at lower rates. The average tenor of our third-party debt exceeds seven years. Based on the results for Q4 2015, and subject to the completion of our Q4 2015 compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.25x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.33x, each as calculated in accordance with our most restrictive covenants. As of December 31, 2015, we had maximum undrawn commitments of €990 million. When the December 31, 2015 compliance reporting requirements are completed, we anticipate €858 million will be available to be drawn based on our most restrictive debt incurrence covenant.

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VTR Reports Preliminary Fiscal 2015 Results

Strongest Full-Year Broadband Subscriber Additions in Eight Years
Achieved Revenue & Segment OCF Growth of 7% in 2015
VTR Finance B.V., including VTR GlobalCom SpA and its subsidiaries (collectively, "VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers.

Operating and financial highlights*:

•	Strong subscriber and customer growth fueled 2015 financial results

◦	Added 80,000 RGUs[2] (up 7% year-over-year) and 38,000 customers[1] (up 49% YoY) in 2015

▪	Our “Vive Más” bundles, featuring rich HD channel line-ups and market-leading broadband speeds, underpinned our success during the year

▪	Increased customer relationships for the fourth consecutive quarter

▪	Reached the 1.0 million broadband[3] RGU level during Q4

▪	Next-generation video-on-demand user interface well received

◦	Product strategy in 2016 will be focused on extending our broadband speed advantage and continuing to roll-out next-generation video technology, including Horizon TV

•	Expanded mobile subscriber[18] base to 132,000 by year end, a 19% increase from year-end 2014

◦	Added 30,000 postpaid subscribers in 2015, successfully shifting prepaid base to higher ARPU[19] customers

•	Delivered 2015 revenue of CLP 547.5 billion, reflecting 7% year-over-year growth

◦	Top-line growth propelled by a combination of volume and ARPU

◦	Q4 2015 revenue growth of 8% was our best quarterly result in over two years

•	Drove a 7% Segment OCF[7] increase to CLP 214.4 billion, despite FX headwinds in our cost base

•	Improved operating income by 14% to CLP 109.5 billion in 2015

•	Property and equipment additions[9] as a percentage of revenue of 18% for 2015, meeting guidance

•	Lowered fully-swapped third-party borrowing cost[26] to 6.5%, down from 11% at year-end 2014

•	Ended 2015 with a Consolidated Net Leverage Ratio[35] of 3.8x

* The financial figures contained in this release are prepared in accordance with U.S. GAAP10.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2015	2014

Footprint
Homes Passed [11]	3,061,500	2,978,800
Two-way Homes Passed [12]	2,545,100	2,459,700

Subscribers (RGUs)[2]
Basic Video[13]	93,800	111,600
Enhanced Video[14]	932,200	901,900
Total Video	1,026,000	1,013,500

Internet[3]	1,003,100	932,000
Telephony[4]	689,900	693,800
Total RGUs	2,719,000	2,639,300

Q4 Organic RGU Net Additions (Losses)
Basic Video	(3,700)	(4,600)
Enhanced Video	3,500	9,100
Total Video	(200)	4,500

Internet	9,500	(600)
Telephony	(9,100)	(11,600)
Total organic RGU net additions (losses)	200	(7,700)

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	90.9%	89.0%
Internet as % of Two-way Homes Passed[30]	39.4%	37.9%
Telephony as % of Two-way Homes Passed[30]	27.1%	28.2%

Customer Relationships
Customer Relationships[1]	1,263,400	1,225,300
RGUs per Customer Relationship	2.15	2.15
Q4 Monthly ARPU per Customer Relationship[16]	CLP 33,382	CLP 32,284

Customer Bundling
Single-Play	30.5%	31.3%
Double-Play	23.7%	22.1%
Triple-Play	45.8%	46.6%

Mobile Subscribers[18]
Postpaid	121,100	90,700
Prepaid	10,900	19,800
Total Mobile subscribers	132,000	110,500

Q4 Postpaid net additions (losses)	(900)	12,200
Q4 Prepaid net losses	(1,100)	(2,400)
Total organic Mobile net additions (losses)	(2,000)	9,800

Q4 Monthly ARPU per Mobile Subscriber[19]
Excluding interconnect revenue	CLP 15,946	CLP 13,868
Including interconnect revenue	CLP 17,391	CLP 15,272

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2015 and 2014.

	Three months ended December 31,			Year ended December 31,
	2015	2014	Change	2015	2014	Change
	CLP in billions, except % amounts
Revenue	142.4	131.4	8.4%	547.5	512.4	6.9%

Segment OCF	57.2	57.3	(0.2%)	214.4	200.6	6.9%
Share-based compensation expense	0.6	(2.5)		(0.4)	(4.9)
Related-party fees and allocations[20]	(3.0)	(1.3)		(8.6)	(4.7)
Depreciation and amortization	(24.0)	(23.1)		(92.6)	(87.2)
Impairment, restructuring and other operating items, net	0.2	(5.3)		(3.3)	(7.8)
Operating income	31.0	25.1		109.5	96.0

Segment OCF as a percentage of revenue	40.2%	43.6%		39.2%	39.1%

Property and equipment additions[9]	14.0	28.7		96.4	111.7

Property and equipment additions as a percentage of revenue	9.8%	21.8%		17.6%	21.8%

Subscriber Statistics

Subscriber additions increased 7% year-over-year to 80,000 in 2015, as compared to 75,000 last year. From a product perspective, our 2015 performance was led by broadband internet with 71,000 RGU additions, up 25,000 RGUs year-over-year. Our annual performance in broadband was our strongest in eight years, due in part to the introduction of our popular “Vive Más” bundles, featuring rich HD channel line-ups and market-leading broadband speeds. Further extending our competitive advantage, we recently boosted our Vive Más speeds to 80 Mbps (December 2015) and top broadband speed to 160 Mbps (February 2016).

Rounding out our triple-play products, we added 13,000 video RGUs and lost 4,000 telephony RGUs in 2015. On the video front, we added video subscribers for the eleventh year in a row. We expanded our HD line-up early in 2015 and in the fourth quarter we selectively introduced our next-generation video-on-demand user interface, which we are targeting to be fully deployed by the middle of 2016. Additionally, we will begin rolling out Horizon TV during 2016 and we expect to continue to invest in product innovation to enhance the customer experience. Turning to telephony, we lost 4,000 RGUs in 2015, reflecting, in part, customer substitution from fixed-line to mobile subscriptions.
In the fourth quarter, we gained 200 RGUs which was a marked improvement to our 8,000 RGU loss in Q4 2014. We had a particularly strong fourth quarter in broadband subscriber additions with 10,000, our best Q4 broadband result since 2007. Contributing to our broadband success, we increased speeds across our premium-tier bundles during the quarter. In terms of video and telephony in Q4, video performance was relatively flat, compared to a gain in Q4 2014, and we lost 9,000 telephony subscribers, a modest improvement from the fourth quarter of 2014.

In addition to expanding our fixed-line RGUs, we continued to grow our mobile base in 2015, adding 22,000 mobile subscribers during the year. This year-over-year increase consisted of a 30,000 postpaid subscriber gain and a loss of 9,000 prepaid subscribers. During Q4, we lost 2,000 mobile subscribers, bringing our total mobile subscribers at year end to 132,000. The competitive landscape in the second half of 2015 intensified with the emergence of an aggressive, low-priced competitor. We expect that the mobile market will remain highly competitive in 2016.

Financial Summary

For the three months and year ended December 31, 2015, our revenue increased 8% to CLP 142.4 billion and 7% to CLP 547.5 billion, respectively, as compared to the corresponding prior-year periods. These increases were primarily attributable to increases in (i) cable subscription revenue, driven by growth in subscribers and increases in ARPU per RGU and (ii) mobile subscription revenue, driven by growth in mobile subscribers and higher mobile ARPU resulting from increased proportions of postpaid subscribers. The revenue increase for the year ended December 31, 2015 was net of adjustments to reflect the retroactive application of proposed tariff reductions on ancillary services and fixed-line termination rates. These adjustments reduced our full-year 2015 revenue by CLP 3.1 billion.

As compared to the corresponding prior-year periods, our Segment OCF remained flat during Q4 at CLP 57.2 billion and increased 7% to CLP 214.4 billion for the year ended December 31, 2015. Our full-year 2015 Segment OCF growth was primarily from the aforementioned revenue drivers, partially offset by increases in programming, network-related and sales and marketing costs. Additionally, our rebased results for both Q4 and the full-year were adversely impacted by the CLP 3.4 billion unfavorable impact of a nonrecurring adjustment recorded in Q4 2014 related to the reassessment of certain accrued liabilities, as well as the negative impacts of costs denominated in U.S. dollars. In this regard, the average value of the Chilean peso depreciated 17% and 15% relative to the U.S. dollar during Q4 and year ended December 31, 2015, respectively, as compared to the corresponding periods in 2014. We estimate that the impact of this non-functional currency spend reduced our Segment OCF by approximately CLP 1.7 billion and CLP 5.5 billion, respectively.

For the year ended December 31, 2015, we reported property and equipment additions of 18% of revenue (CLP 96.4 billion), a decrease from 22% (CLP 111.7 billion) in the respective prior-year period. Our 2015 result was in-line with our 2015 guidance range of 17% to 19%. Looking ahead to 2016, we expect our property and equipment additions as a percentage of revenue to increase to a range from 21% to 23%, mainly as a result of a substantial increase in our new build and upgrade program. In this regard, we are currently targeting over 125,000 homes to be connected to our networks or to be upgraded to two-way service in 2016, a near doubling from 2015.

Summary of Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and Chilean peso equivalent of the carrying value of our consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	December 31,		September 30,
	2015		2015
	Nominal	Carrying	Carrying
	Value	Value	Value
	in millions	CLP in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	992.0	975.7
VTR USD Credit Facility due 2020	$160.0	—	—
VTR CLP Credit Facility due 2019	CLP 22,000.0	—	—
Capital lease obligations		0.2	0.2
Total third-party debt and capital lease obligations		992.2	975.9

Less: cash and cash equivalents		89.8	61.4
Net third-party debt and capital lease obligations[25]		902.4	914.5

Exchange rate (CLP to $)		708.6	697.0

At December 31, 2015, the average tenor of our third-party debt was approximately eight years and our fully-swapped third-party debt borrowing cost was 6.5%, a decrease from our approximate 11% borrowing cost at December 31, 2014. This significant reduction reflects the impact of a series of transactions that we undertook relating to re-strikes of our derivatives associated with the $1.4 billion (CLP 992 billion) principal amount of our senior secured notes. In addition to the re-strikes in Q3 (as previously disclosed), we re-struck the remaining amount of our legacy derivatives in Q4. As a result, we were able to further reduce our cost of borrowing to under 7%, further supporting our free cash flow profile over the life of the derivatives (2022). Additionally, as a consequence of the re-strikes, the notional amount of our leverage on a swapped basis increased from CLP 760 billion to CLP 951 billion, equating to an effective swapped rate of approximately CLP 680 per one U.S. Dollar.

Based on the results for Q4 2015, and subject to the completion of our Q4 2015 compliance reporting requirements, our consolidated net leverage ratio was 3.8x, calculated in accordance with the indenture governing the senior secured notes. Our net leverage ratio decreased modestly from Q3, but reflects an increase from the year-end 2014 ratio of 3.3x, as a result of the re-strikes noted above. As of December 31, 2015, we had maximum undrawn commitments of $160 million (CLP 113 billion) and CLP 22 billion. When the December 31, 2015 compliance reporting requirements are completed, we anticipate the full amount of our unused commitments will continue to be available to be drawn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities (in particular with respect to upselling and bundling of products); property and equipment additions as a percentage of revenue; implementation of price increases and expected impact thereof; the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including higher broadband speed rollouts, expansion and launches of next-generation video services and new channels; our mobile and B2B strategies; plans and expectations relating to new build and network extension opportunities, including estimated number of homes to be built out and the costs associated therewith; the strength of our operating companies’ balance sheets and tenor of their third-party debt; plans and impacts of reorganizations and integrations, including Ziggo synergies; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Tim Burt	+44 20 7240 2486
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Ziggo Investor Relations:		Ziggo Corporate Communications:
Caspar Bos	+31 88 717 4619	Charles Huijskens	+31 88 717 4592

Unitymedia Investor Relations:		Unitymedia Corporate Communications:
Stefan Halters	+49 221 84 62 5162	Johannes Fuxjaeger	+49 221 84 62 5110

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at December 31, 2015. In addition, we served five million mobile subscribers and offered WiFi service across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — December 31, 2015
					Video
	Homes Passed(11)	Two-way Homes Passed(12)	Customer Relationships(1)	Total RGUs(2)	Basic Video Subscribers(13)	Enhanced Video Subscribers(14)	DTH Subscribers(32)	MMDS Subscribers(15)	Total Video	Internet Subscribers(3)	Telephony Subscribers(4)

Operating Data
Switzerland[36]	2,195,100	2,194,600	1,351,400	2,567,200	619,600	682,700	—	—	1,302,300	759,900	505,000
Austria	1,372,300	1,372,300	654,600	1,378,600	139,200	363,300	—	—	502,500	484,800	391,300
Poland	2,971,300	2,903,000	1,441,600	2,847,700	240,700	962,200	—	—	1,202,900	1,052,400	592,400
Hungary	1,624,100	1,606,800	1,094,500	2,061,100	170,100	478,600	289,400	—	938,100	588,200	534,800
Romania	2,647,600	2,579,800	1,243,300	2,127,500	290,600	593,200	350,600	—	1,234,400	488,800	404,300
Czech Republic	1,421,800	1,388,500	720,300	1,206,600	107,300	361,400	120,100	—	588,800	456,500	161,300
Slovakia	540,000	517,500	276,700	442,900	36,500	144,100	69,300	500	250,400	123,500	69,000
Total UPC Holding	12,772,200	12,562,500	6,782,400	12,631,600	1,604,000	3,585,500	829,400	500	6,019,400	3,954,100	2,658,100

United Kingdom	12,908,500	12,891,300	5,115,200	12,732,400	—	3,727,000	—	—	3,727,000	4,694,900	4,310,500
Ireland	856,500	772,000	497,400	1,094,800	32,100	311,200	—	22,200	365,500	371,200	358,100
Total Virgin Media	13,765,000	13,663,300	5,612,600	13,827,200	32,100	4,038,200	—	22,200	4,092,500	5,066,100	4,668,600

Subscriber Variance
Switzerland	600	600	(29,400)	(26,500)	(27,300)	(1,900)	—	—	(29,200)	200	2,500
Austria	6,600	6,600	4,400	13,400	(2,100)	600	—	—	(1,500)	5,600	9,300
Poland	103,000	105,600	26,100	63,700	(9,000)	25,800	—	—	16,800	32,900	14,000
Hungary	22,100	21,300	7,800	37,200	(12,400)	17,200	3,700	—	8,500	11,700	17,000
Romania	76,400	88,400	36,500	88,700	100	12,800	24,300	—	37,200	17,800	33,700
Czech Republic	10,200	33,900	2,200	12,900	8,500	(100)	1,400	—	9,800	4,800	(1,700)
Slovakia	20,500	21,100	600	7,300	2,700	600	1,400	—	4,700	1,800	800
Total UPC Holding	239,400	277,500	48,200	196,700	(39,500)	55,000	30,800	—	46,300	74,800	75,600

United Kingdom	162,700	166,500	54,800	126,400	—	900	—	—	900	69,100	56,400
Ireland	2,800	7,700	(6,200)	(10,000)	(1,200)	(7,200)	—	(1,700)	(10,100)	(100)	200
Total Virgin Media	165,500	174,200	48,600	116,400	(1,200)	(6,300)	—	(1,700)	(9,200)	69,000	56,600

Q4 2015 Adjustments
Q4 2015 U.K. adjustments	36,900	36,900	—	—	—	—	—	—	—	—	—
Q4 2015 Acquisitions - Poland	16,400	15,000	19,200	27,200	1,500	12,400	—	—	13,900	12,400	900
Q4 2015 Acquisitions - Romania	30,900	30,900	14,000	17,800	11,400	800	—	—	12,200	5,600	—
Q4 2015 Hungary adjustments	5,300	4,500	—	—	—	—	—	—	—	—	—

[1]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[2]
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[3]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 53,000 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 100,000 subscribers who have requested and received this service.

[4]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 41,300 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 57,200 subscribers who have requested and received this service.

[5]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[6]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three months and year ended December 31, 2014 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2014 and 2015 in our rebased amounts for the three months ended December 31, 2014 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months ended December 31, 2015, (ii) in the case of the Virgin Media and UPC Holding borrowing groups, include the pre-acquisition revenue and Segment OCF of certain entities acquired during 2014 and 2015 (three small entities in the Virgin Media borrowing group and one small entity in the UPC Holding borrowing group) in our rebased amounts for the year ended December 31, 2014 to the same extent that the revenue and Segment OCF of such entities are included in our results for the year ended December 31, 2015, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of "offnet" subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first half of 2015  from our rebased amounts for the three months and year ended December 31, 2014 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three months and year ended December 31, 2015, (iv) in the case of the Ziggo borrowing group, exclude the revenue and Segment OCF related to a partner network agreement that was terminated shortly after the Ziggo Acquisition from our rebased amounts for the three months and year ended December 31, 2014 to the same extent that the revenue and Segment OCF from this partner network is excluded from our results for the three months and year ended December 31, 2015 and (v) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three months and year ended December 31, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2015. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated February 15, 2016, Liberty Global Reports Fiscal 2015 Results.

[7]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 20 below, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[8]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[9]
Property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[10]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[11]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and MMDS. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to countries that offer MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 36) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

[12]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[13]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 133,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[14]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[15]	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a MMDS.

[16]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship is not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship. During Q4 2015, Virgin Media reclassified certain non-recurring discounts from other revenue to subscription revenue. After adjusting for this reclassification, the previously reported ARPU would change to £48.38 for Q3 2015, £49.23 for Q2 2015, £48.35 for Q1 2015, and £48.29 for Q4 2014.

[17]
Quad-play penetration represents the number of customers who subscribe to Virgin Media's four primary services: video, internet, fixed-line telephony, and postpaid or prepaid mobile telephony, divided by customer relationships.

[18]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[19]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[20]
During the first quarter of 2015, Liberty Global transferred certain entities that incur central and other administrative costs (the “Corporate Entities Transfer”) from UPC Holding B.V. to certain other Liberty Global subsidiaries that are outside of Liberty Global’s borrowing groups. In connection with the Corporate Entities Transfer, Liberty Global changed the processes it uses to charge fees and allocate costs and expenses from one subsidiary to another, which, as further described below, impact the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. This new methodology (the “2015 Liberty Global Allocation Methodology”) is intended to ensure that Liberty Global continues to allocate its central and administrative costs to its borrowing groups on a fair and rational basis. Subject to the specific terms contained in the debt agreements of Liberty Global’s subsidiaries, the implementation of the 2015 Liberty Global Allocation Methodology impacts the calculation of the EBITDA metric for each of Liberty Global’s subsidiary borrowing groups. In this regard, the components of related-party fees and allocations that are deducted to arrive at each EBITDA metric in 2015 and future periods are based on (i) the amount and nature of costs incurred by the allocating Liberty Global subsidiaries during the period, (ii) the allocation methodologies in effect during the period and (iii) the size of the overall pool of entities that are charged fees and allocated costs, such that changes in any of these factors would likely result in changes to the amount of related-party fees and allocations that will be deducted to arrive at each EBITDA metric in future periods. For example, to the extent that a Liberty Global subsidiary borrowing group was to acquire (sell) an operating entity, and assuming no change in the total costs incurred by the allocating entities, the fees charged and the costs allocated to the other subsidiary borrowing groups would decrease (increase).

[21]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[22]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[23]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[24]
Business-to-business ("B2B") revenue includes revenue from business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. B2B revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £3 million and £14 million of the rebased increases Virgin Media's B2B revenue for the three months and year ended December 31, 2015, respectively.

[25]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[26]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease or finance lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[27]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 20 above, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[28]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[29]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[30]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total two-way homes passed.

[31]
On November 11, 2014, a Liberty Global subsidiary acquired a controlling interest in Ziggo Holding (“the Ziggo Acquisition”). The Liberty Global subsidiary accounted for this transaction using the acquisition method of accounting. During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganizations of its broadband and wireless communications businesses in Europe, including the Netherlands Reorganization. The Netherlands Reorganization represents common control transfers of Ziggo Holding and Ziggo Services that we have accounted for at the respective Liberty Global subsidiaries’ basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods in which Ziggo Holding and Ziggo Services were under the common control of Liberty Global (i.e., all periods beginning after the November 11, 2014 completion of the Ziggo Acquisition). After giving effect to the Netherlands Reorganization, Ziggo Services will be treated as the predecessor entity of Ziggo for financial reporting purposes. Therefore, pro forma financial and operating information as of and for the three months and year ended December 31, 2014 has been provided giving effect to the Netherlands Reorganization and the Ziggo Acquisition as if they had been completed as of January 1, 2014. These pro forma amounts, which include the impacts of acquisition accounting on Ziggo Holding’s operating results, are not necessarily indicative of the operating results that would have occurred if the Netherlands Reorganization and the Ziggo Acquisition had occurred on such date. The pro forma amounts for the three months and year ended December 31, 2014 do not adjust for the impact of the partner network agreement that was terminated shortly after the Ziggo Acquisition. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

[32]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[33]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated statements of cash flows.

[34]
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue.

[35]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[36]
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2015, Switzerland’s partner networks account for 139,500 Customer Relationships, 284,400 RGUs, 104,400 Enhanced Video Subscribers, 106,600 Internet Subscribers, and 73,400 Telephony Subscribers.

Additional General Notes:

Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability, of our network up to the street cabinet with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.